Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Kevin Harris

Chief Financial Officer

I-many, Inc.

732.452.1515

kharris@imany.com

Chairman John A. Rade Assumes Expanded Role of Interim President & CEO

EDISON, N.J. — February 17, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Enterprise Contract Management (ECM) solutions for managing corporate commitments, today announced changes to its senior management positions.

Chairman of the board of directors, John A. Rade, has assumed an expanded role of interim president and chief executive officer of I-many at the request of the company’s board. The interim position was formerly held by Yorgen H. Edholm, who will continue his role as a member of the company’s board of directors and return to his former position as CEO of Accellion, Inc.

When Edholm assumed his interim duties at I-many last August, the company announced it would conduct a search to identify and review potential candidates for the positions of president and CEO.

“Yorgen has made an invaluable contribution during a time of extensive change and transformation for I-many,” said Rade, “and the company has made substantial progress under his leadership. We thank him for setting aside his work with Accellion to focus on I-many during this period, and we understand Accellion’s request for his return to his responsibilities there. We wish him the best of luck in that endeavor.”

Commented Edholm, “I want to thank our customers and dedicated employees that helped us build and expand the company’s footprint in Life Sciences over the last several months, and position I-many as a leading provider of ECM solutions across a broad range of industries. I look forward to continuing these efforts as an active member of the board.

“In addition to John’s breadth of experience, his ongoing work as chairman with certain executive management duties makes him ideally suited for this interim position while the company progresses with its search. Given how closely we have worked together, we anticipate a smooth and seamless transition.”

Rade and Edholm joined the I-many board as independent directors in June of 2005. Both have extensive experience in senior management roles at leading software and high-tech companies.

Rade served as president and CEO of AXS-One, Inc. (formerly Computron Software, Inc., a publicly traded software company) from 1997 to 2004. Prior to joining Computron, he managed the pharmaceutical industry practice for American Management Systems, Inc., a management consulting and information technology company. Earlier in his career, Rade founded and was CEO of S-Cubed, Inc., a provider of advanced computer software development tools. His career in software and information technology also includes international management postings and leadership roles in a number of other software development, management consulting, and industrial automation companies.

Edholm is a Silicon Valley veteran with nearly 25 years of experience in the enterprise software business. He has been president and CEO of Accellion, Inc., a privately held developer of secure file transfer solutions, which he joined in 2003. Previously he served for two years as president and CEO of DecisionPoint Applications, an analytical applications company. In 1989, Edholm co-founded Brio Software and, during his 12 years as CEO, built the company into a software leader with $150 million in annual revenue. When Brio was acquired by Hyperion, Inc. in 2003, he joined Hyperion’s board of directors.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere(R) offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries wrldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company’s historical dependence on the healthcare market will continue; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

CONTACT:

I-many, Inc.

Kevin Harris, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios, 949-574-3860

scott@liolios.com